FSP INVESTMENT TRUST

                       FORM OF RULE 18f-3 MULTI-CLASS PLAN


         I.       Introduction.

                  Pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended ("1940 Act"), this Rule 18f-3 Multi-Class Plan ("Plan") sets forth the general characteristics of, and conditions under which the FSP Investment Trust ("Trust") may offer, multiple Classes of Shares of the existing series of the Trust and such other funds as the Trust may establish and designate in the future (each a "Fund" and collectively, the "Funds"). In addition, the Plan sets forth the shareholder servicing arrangements, distribution arrangements, conversion features, exchange privileges, and other shareholder services of each Class of Shares in such Fund. The Plan is intended to allow each Fund of the Trust to offer multiple Classes of Shares to the fullest extent and manner permitted by Rule 18f-3 under the 1940 Act, subject to the requirements and conditions imposed by the Rule. This Plan may be revised or amended from time to time as provided below.

                 Each Fund is authorized, as indicated below in the section "Class Arrangements," to issue the following Classes of Shares representing interests in each such Fund: Institutional Class Shares and Investor Class Shares. Each Class of Shares of the Fund will represent interests in the same portfolio of the Fund and, except as described herein, shall have the same rights and obligations as each other Class of Shares of that Fund. Each Class of Shares shall be subject to such investment minimums and other conditions of eligibility as are set forth in the applicable Fund's Prospectus or Statement of Additional Information, as amended from time to time.


         II.    Allocation of Expenses.

                Pursuant to Rule 18f-3 under the 1940 Act, the Trust shall allocate to each Class of Shares in a Fund (i) any fees and expenses incurred by the Trust in connection with the distribution of such Class of Shares under a distribution plan (and related agreements) adopted for such Class of Shares pursuant to Rule 12b-1 under the 1940 Act, and (ii) any fees and expenses incurred by the Trust under a shareholder servicing plan (and related agreements) in connection with the provision of shareholder services to the holders of such Class of Shares. In addition, pursuant to Rule 18f-3, the Trust may allocate the following fees and expenses to a particular Class of Shares in a single Fund:

                  (i) transfer agency fees identified by the transfer agent as being attributable to such Class of Shares;

                  (ii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, notices, prospectuses, reports, and proxies

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                           to current shareholders of such Class of Shares or to
                           regulatory agencies with respect to such Class of Shares;

                  (iii) blue sky registration or qualification fees incurred by such Class of Shares;

                  (iv) Securities and Exchange Commission registration fees incurred by such Class of Shares;

                  (v) the expense of administrative and personnel services (including, but not limited to, those of a portfolio accountant or dividend paying agent charged with calculating net asset values or determining or paying dividends) as required to support the shareholders of such Class of Shares;

                  (vi) litigation or other legal expenses relating solely to such Class of Shares;

                  (vii) fees of the Trustees of the Trust incurred as a result of issues particularly relating to such Class of Shares;

                  (viii) independent accountants' fees relating solely to such Class of Shares; and

                  (ix) any additional expenses, other than advisory or custodial fees or other expenses relating to the management of a Fund's assets, if such expenses are actually incurred in a different amount with respect to a Class that are of a different kind or to a different degree than with respect to one or more other Classes of Shares.

                  The initial determination of the Class expenses that will be allocated by the Trust to a particular Class of Shares and any subsequent changes thereto will be reviewed by the Board of Trustees of the Trust and approved by a vote of the Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Trust.

                  Income, realized and unrealized capital gains and losses, and any expenses of a Fund not allocated to a particular Class of such Fund pursuant to this Plan shall be allocated to each Class of the Fund on the basis of the net asset value of that Class in relation to the net asset value of the Fund.

         III.     Dividends.

                  Dividends paid by the Trust with respect to each Class of Shares of a Fund, to the extent any dividends are paid, will be calculated in the same manner, at the same time and will be in the same amount, except that any fees and expenses that are properly allocated to a particular Class of Shares of a Fund will be borne by that Class of Shares.


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         IV.      Voting Rights.

                  Each share of each Fund entitles the shareholder of record to one vote. Each Class of Shares of a Fund will vote separately as a Class with respect to: (i) the adoption of, or material amendment to any Rule 12b-1 distribution plan, applicable to that Class of Shares, and (ii) any other matters for which voting on a Class by Class basis is required under applicable law or interpretative positions of the staff of the Securities and Exchange Commission.

         V.       Class Arrangements.

                  The following summarizes the front-end sales charges, contingent deferred sales charges, Rule 12b-1 fees, shareholder servicing fees, conversion features, exchange privileges, and other shareholder services applicable to each Class of Shares of the Funds. Additional details regarding such fees and services are set forth in each Fund's current Prospectus and Statement of Additional Information.


                  A.       Institutional Class Shares

                           1.       Maximum Initial Sales Load: None

                           2.       Contingent Deferred Sales Charge: None

                           3.       Rule     12b-1      Distribution/Shareholder
                                    Servicing Fees: None

                           4.       Conversion Features: None

                           5. Exchange Privileges: Institutional Class Shares of a Fund may be exchanged for Institutional Class Shares of any other Fund of the Trust established by the Fund's investment adviser.

                           6. Other Shareholder Services: The Trust offers a Systematic Withdrawal Plan and Automatic Investment Plan to holders of Institutional Class Shares of the Fund.

                  B.       Investor Class Shares

                           1. Maximum Initial Sales Load (as a percentage of offering price): None


                           2.       Contingent Deferred Sales Charge:  None

                           3. Rule 12b-1 Distribution/Shareholder Servicing Fees: Pursuant to a Distribution Plan adopted under Rule 12b-1, Investor
                                    Class   Shares   of   the   Fund   may   pay


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

                                    distribution and shareholder servicing fees of up to 0.25% of the average daily net assets of any such Fund attributable to such Investor Class Shares.

                           4.       Conversion Features:  None

                           5. Exchange Privileges: Investor Class Shares of a Fund may be exchanged for Investor Class Shares of any other Fund of the Trust established by the Fund's investment adviser.

                           6. Other Shareholder Services: The Trust offers a Systematic Withdrawal Plan and Automatic Investment Plan to holders of Investor Class Shares of the Funds.

                  VI.      Board Review.

                           The Board of  Trustees of the Trust shall review this
Plan as frequently as they deem necessary. Prior to any material amendment(s) to this Plan, the Trust's Board of Trustees, including a majority of the Trustees that are not interested persons of the Trust, shall find that the Plan, as proposed to be amended (including any proposed amendments to the method of allocating Class and/or Fund expenses), is in the best interest of each Class of Shares of each Fund individually and the Trust as a whole. In considering whether to approve any proposed amendment(s) to the Plan, the Trustees of the Trust shall request and evaluate such information as they consider reasonably necessary to evaluate the proposed amendment(s) to the Plan.





























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